Exhibit 10.1

August 21, 2006

William Jackson

11431 Meadowcroft St. NW

Pickerington, OH 43147

Dear Bill:

I am pleased to extend you this formal offer for the position of SVP, Nationwide Retirement Plans, effective October 1, 2006. The details of your compensation package are outlined below.

Base salary

The base salary is $275,000, effective October 1, 2006, paid bi-weekly.

Performance Incentive Plan (PIP)

You will continue to be a participant in the Performance Incentive Plan (PIP). For 2006, your annual target award opportunity will be prorated as follows:

•	45% effective January 1 through September 30, 2006
•	65% effective October 1 through December 31, 2006

The target percentages as prorated above will be applied to your year-end base salary.

The award you receive will be based upon both your individual and year-end business unit performance. Incentive payments under this plan occur in March, 2007 and all targets and awards under this plan are subject to the approval by the Board of Directors.

Long-Term Incentive Equity Plan (LTEP)

You will continue to participate in the Long-Term Incentive Equity Plan at the same level for the remainder of 2006 since you have already received your long term incentive grant for the year.

Your 2006 target award of $135,850 was allocated 50% using Nationwide Value Added (NVA) performance metrics (a cash opportunity) and 50% Nationwide Financial Services, Inc. nonqualified stock options.

Currently, the total long-term incentive target associated with your new position is $306,000.

William Jackson

Offer for SVP, Nationwide Retirement Plans

2007 Incentive Targets

As you know, the executive compensation program is currently under review. Your 2007 target awards will be communicated to you following Board approval early in 2007.

NFS Stock Ownership Guidelines

As a senior executive, you will be continue to be subject to NFS stock ownership guidelines. In summary, you will be expected to acquire and hold NFS stock with a minimum value of 2 times your base salary within five years ($550,000). In addition to shares of stock that you own, the gain on all vested in-the-money options are included in the ownership equation for attaining this goal.

BENEFITS

Nationwide offers a comprehensive, competitive package of executive benefits. Your benefit program eligibility and participation will not change with this promotion except to the extent where compensation influences calculations and benefits provided.

I’m looking forward to you assuming these new responsibilities!

Sincerely,

Mark R. Thresher
President and Chief Operating Officer
Nationwide Financial Services

Accepted	________________________________________	Date:
William Jackson

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